Exhibit 99.2
News

FOR IMMEDIATE RELEASE
Media Contact Information:	Investor Contact Information:
Ron O’Brien	Ken Apicerno
Phone: 781-622-1242	Phone: 781-622-1294
E-mail: ron.obrien@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com
Thermo Fisher Scientific Completes Acquisition of Remaining Shares of Dionex
Corporation
WALTHAM, Mass., May 17, 2011 — Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today announced that it has successfully completed its acquisition of Dionex Corporation (NASDAQ: DNEX) through a short-form merger. Pursuant to the terms of the merger, all outstanding Dionex shares (other than those held by Thermo Fisher, Dionex or any wholly owned subsidiary of Dionex, and any shareholders who validly exercised their appraisal rights in connection with the merger) will be exchanged for $118.50 per share in cash.
In connection with the completion of the transaction, Dionex stock ceased to trade on the NASDAQ following market close today and will be delisted.
About Thermo Fisher Scientific
Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science. Our mission is to enable our customers to make the world healthier, cleaner and safer. With revenues of nearly $11 billion, we have approximately 37,000 employees and serve customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. We create value for our key stakeholders through two premier brands, Thermo Scientific and Fisher Scientific, which offer a unique combination of continuous technology development and the most convenient purchasing options. Our products and services help accelerate the pace of scientific discovery, and solve analytical challenges ranging from complex research to routine testing to field applications. Visit www.thermofisher.com.
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